VIZACOM INC.

  Media and Investor Contact:
  Wendy Bost
  wbost@vizacom.com
  201-928-1001 x12

  FOR IMMEDIATE RELEASE


                             VIZACOM INC. TO ACQUIRE
                         SYSTEMS INTEGRATOR PWR SYSTEMS

                        NEXT STEP IN ROLL UP OF INTERNET
                        DEVELOPMENT E-SERVICES PROVIDERS

  Teaneck, New Jersey - February 29, 2000 - Vizacom Inc. (NASDAQ: VIZY), a multinational provider of end-to-end e-commerce solutions, today announced that it has agreed to acquire PC Workstation Rentals, Inc. d/b/a PWR Systems ("PWR Systems"), a privately-held, interactive Web integrator of Internet-, intranet- and extranet-enabling systems and networks based in Long Island, New York. The Company expects the acquisition to add systems integration to Vizacom's e-commerce solutions, which include Internet site development and additional services that complete the development, marketing, customer service and fulfillment requirements of Internet businesses.

  "We are enormously pleased to enter into this agreement with PWR Systems," said Mark E. Leininger, President and CEO of Vizacom Inc. "As part of our roll up strategy of U.S. and European e-services providers, we believe that PWR will strengthen our ability to provide leading-edge back-end integration of Web-enabling technologies in conjunction with the Web site design, branding and Internet business building services of those interactive agencies that we have begun to acquire."

  PWR Systems, whose clients include True North Communications, Young & Rubicam, American Lawyer Media, and Sony Music, was recently cited for its growth potential by significant industry leaders. Sm@rt Reseller Magazine selected the company as one of the

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  channel's Sm@rt 50 Companies, which is awarded to "today's most innovative and successful solutions providers." Inc. 500 Magazine also listed PWR Systems 385 on its list of the fastest growing private companies in the U.S.. Deloitte & Touche also recently named PWR Systems as the third fastest growing technology company on Long Island and as one of the 500 fastest growing technology companies in the U.S..

  "We expect that by joining an exciting and growing  company like Vizacom,  PWR
  Systems  will  be  very   well-positioned  to  realize  its  strategic  growth
  objectives," said David Salav, President of PWR Systems.

  Under terms of an agreement, PWR Systems, currently generating over $15 million in revenue, is expected to be acquired in a common stock and cash transaction for an undisclosed sum. The acquisition is subject to Vizacom Inc.'s closing of $5 million in financing and other customary conditions to closing, the satisfaction of which there can be no assurance. David Salav and Vincent DiSpigno will remain PWR Systems' President and Vice President, respectively, and will join Vizacom Inc.'s Board of Directors as well as become Vice Presidents of Vizacom Inc., under three-year employment contracts.

  About PWR Systems
  Founded  in 1990,  PWR  Systems  (www.pwrsystems.com)  provides  complete  and interactive solutions to its clients' Internet and Intranet technology enabling requirements. Services include systems analysis and design, value-added software and hardware product purchase and integration, systems and network implementation, and long-term maintenance.

  "Internet businesses must constantly evolve technologically to stay competitive," said Vincent DiSpigno, Vice President of PWR Systems. "PWR Systems continually strives to develop innovative, value-added services that meet the ongoing technology requirements of our corporate clients, many of which have utilized our reseller services for years and now want our assistance to re-purpose their businesses to the Internet."

  PWR Systems is headquartered in Bohemia, New York, and has offices in New York City, Boston, Massachusetts, and Warren, New Jersey.

  About Vizacom Inc.
  Vizacom Inc.  (www.vizacom.com)  has taken  several  steps in recent months to expand its traditional direct marketing and computer software publishing businesses to become a provider of multinational, multilingual business-to-business and business-to-consumer e-commerce services. The Company currently provides marketing, warehousing and fulfillment services, and has partnered with CosmoCom to begin providing multi-lingual Web-enabled call center services in the near future through its telemarketing and fulfillment centers in New Hampshire, US, Nottingham, UK, and Aachen, Germany. The acquisition of NYC-based Renaissance Multimedia in February 2000, as well as the planned acquisitions of London-based Junction 15 Ltd. and Long Island, NY-based PWR Systems are intended to add Internet business development services to the Company's turnkey e-commerce solutions. Vizacom also operates

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  VisualCities.com (www.visualcities.com),  a consumer Internet commerce network that provides a targeted online resource to the multibillion dollar "visual communications" software and hardware market.

  Safe Harbor Statement

  Except for historical information, the matters set forth herein which are forward-looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the market acceptance and amount of sales of the Company's products and services, the extent that the Company's direct marketing operations achieve satisfactory response rates, the ability of the Company to obtain sufficient supplies of marketable products and services, the competitive environment within the Company's industries, the Company's ability to raise additional capital, the Company's ability to develop, acquire or license marketable products, services and successful businesses, the success of the Company's expansion into Internet service offerings and other Internet programs such as Web site design, Web-enabled customer service, systems integration and other e-commerce services, the extent that the Company is able to generate e-commerce revenues from, build membership in, and implement technological enhancements to, its VisualCities.com Internet commerce network, and the Company's ability to integrate the operations of its businesses. Investors are directed to consider other risks and uncertainties as discussed in documents filed by the Company with the SEC.




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